N / E / W / S R / E / L / E / A / S / E

May 19, 2026

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, First Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION APPOINTS PAUL FULTZ TO ITS BOARDS OF DIRECTORS

First Merchants Corporation (the “Corporation”), a $21 billion financial holding company, has appointed Paul Fultz to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Mr. Fultz, retired Audit and Business Unit Professional Practice Partner for KPMG LLP, brings more than 30 years of experience advising public company boards. His background in financial reporting, risk oversight, and governance will further strengthen First Merchants’ board and strategic decision-making.

“First Merchants’ Boards of Directors are pleased to welcome Mr. Fultz as our newest Board member,” said Board Chair Jean Wojtowicz. “With more than 30 years of experience as a Big Four audit partner and trusted advisor to public company boards and audit committees, he brings deep expertise in financial reporting, risk oversight, and regulatory matters. His extensive background guiding organizations through complex transactions will provide a valuable perspective as we continue to execute our strategic priorities. Mr. Fultz is known for his sound judgment, clear communication, and ability to build strong relationships. We look forward to benefiting from his insight and perspective as we continue to serve our shareholders and communities.”

Mr. Fultz expressed his enthusiasm about joining the Boards in this recent statement: “I am honored and excited to join the Boards and to contribute to their continued success. Throughout my career, I have had the opportunity to work closely with boards and management teams to navigate complex financial, regulatory, and strategic matters, and I look forward to bringing that experience to this role. I am particularly drawn to the Corporation’s commitment to its stakeholders and communities, and I am eager to collaborate with my fellow directors and leadership team to support the organizations’ long-term growth and strong governance.”

With the addition of Mr. Fultz, First Merchants will have a 13-member board, including 10 independent outside directors. Mr. Fultz will be on the ballot for continuing terms at the Corporation’s Annual Shareholders Meeting in 2027.

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About First Merchants Corporation:
First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and First Savings Bank (as divisions of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com). FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.